Exhibit 99.1

Ramaco Resources, Inc. Reports Second Quarter 2018 Financial Results

Company Release – August 6, 2018

POINT OF CONTACT:

Michael P. Windisch, Chief Accounting Officer

mpw@ramacocoal.com

859-244-7455

LEXINGTON, KY – (GLOBE NEWSWIRE) – Ramaco Resources, Inc. (NASDAQ: METC) today reported net income of $10.2 million, or $0.25 per diluted share for the second quarter of 2018, compared with a net income of $5.3 million, or $0.13 per diluted share for the first quarter of 2018. The Company’s adjusted earnings before interest, taxes, depreciation, amortization and non-operating expenses (“adjusted EBITDA”) was $14.9 million for the second quarter of 2018, as compared with adjusted EBITDA of $9.2 million for the first quarter of 2018.

Randall Atkins, Ramaco Resources’ Executive Chairman and Chief Financial Officer remarked, “We are very pleased to report strong, across the board and continued financial growth for both the second quarter and the first six months of 2018. Quarter over quarter, net income rose 94%, revenues rose 17% and our coal production was up 31%.

From a sales standpoint, for calendar 2018 we have now sold, or have forward sales commitments for approximately 2.2 million tons of coal, of which 1.8 million tons is company mined and roughly 460 thousand tons is purchased coal. For the first six months of 2018, we both sold and delivered over 1.1 million tons of both company mined and purchased coal.

From a production standpoint, after encountering some unfavorable geological conditions at the Elk Creek surface mine in the first quarter, we recovered substantially during our second quarter. Cash mining costs fell over $9 per ton to roughly $56 per ton (FOB mine) and brought costs back in line with our annual guidance. Similarly, our cash margins bounced back to almost $36 per ton for the quarter. For the balance of 2018, we continue to expect earnings and cash flows to remain strong. We are also looking ahead to 2019 and have begun preliminary sales discussions with many of our existing domestic customers.”

The Company ended the quarter with $5.9 million of cash on hand and $28.3 million of accounts receivable. Free cash flow generated over the next six months is expected to be used to fund working capital and capital expenditures.

Operational Results

Revenues totaled $65.3 million for the three months ended June 30, 2018, up 17% from the first quarter of 2018.  Total production during the second quarter was 497 thousand tons as compared with 380 thousand tons in the first quarter.

As stated, the Company’s total cash cost per ton sold for the second quarter of 2018 was approximately $56 for produced coal, down from approximately $65 in the first quarter of 2018. This cost improvement illustrates the impact of more favorable weather conditions, a fully operational preparation plant, cost improvements at our surface mine, a full quarter of production from our new No. 2 Gas mine and continued good mining conditions in all of our Elk Creek deep mines.

Michael Bauersachs, Ramaco Resources’ President and CEO commented, “While our Elk Creek deep mines continued to perform at industry leading productivity levels, our surface mine also operated at improved productivity and cost levels. With many of our haul road capital improvements close to completion, we anticipate future costs to echo this quarter’s performance. With that being said, the second quarter is the only quarter that is typically not impacted by weather issues or normal vacation periods. Average costs for the year should remain within our prior guidance, which is slightly above this quarter’s record cost levels.”

In the second quarter of 2018, the Company recorded income tax expense of $0.6 million based on an expected effective tax rate of approximately 8.5% for 2018.  Cash taxes payable for 2018 are expected to be less than $0.4 million.

Capital expenditures totaled approximately $14.7 million during the second quarter of 2018. The Company expects to incur approximately $36 to $40 million of capital expenditures for full year 2018.

The exhibit below summarizes some of the key metrics for the sequential periods:

	Three months ended		Six months ended
	June 30, 2018	March 31, 2018	June 30, 2018
Sales Volume(a)
Company	493	403	896
Purchased	122	119	241
Total	615	522	1,137

Company Production(a)
Elk Creek Mining Complex	478	360	838
Berwind Mine	19	20	39
Total	497	380	877

Company Financial Metrics(b)
Average revenue per ton	$91.21	$91.37	$91.29
Average cash costs of coal sold	55.58	64.65	59.66
Average cash margin per ton	$35.63	$26.72	$31.63

Purchased Coal Financial Metrics(b)
Average revenue per ton	$101.35	$99.62	$100.50
Average cash costs of coal sold	99.99	89.84	94.99
Average cash margin per ton	$1.36	$9.78	$5.51

Capital Expenditures(a)	$14,709	$12,769	$27,478

Notes:
(a) In thousands.
(b) Excludes transportation.

2018 Guidance

Updated sales guidance for 2018 is presented in the following table:

Committed 2018 Sales Volume(a)	Volume	Avg Price
Company:
Domestic, fixed priced	1,056	$79
Export, fixed priced	454	$108
Export, indexed	259

Total Committed Company Tons	1,769

Purchased:
Domestic, fixed priced	433	$100
Export, fixed priced	29	$127
Total Purchased Tons	462	$102

Total Committed Sales Volume	2,231

Notes:
(a) Volumes in thousands.

About Ramaco Resources, Inc.

Ramaco Resources is an operator and developer of high-quality, low cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. The Company has five active mines within two mining complexes at this time.

News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

Conference Call

Ramaco Resources will hold its quarterly conference call and webcast at 9:00 AM Eastern Time (ET) on Tuesday, August 7, 2018 to present its results for the second quarter of 2018.

The conference call can be accessed by calling (844) 852-8392 domestically or (703) 639-1226 internationally. The webcast for this release will be accessible by visiting https://edge.media-server.com/m6/p/h9299sag.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning future events, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, unexpected delays in our current mine development activities, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, or unexpected decline of demand for coal in export markets and underperformance of the railroads. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.

Consolidated Statements of Operations

	Three months ended
	June 30, 2018	March 31, 2018	June 30, 2017

Revenues	$65,278,057	$55,943,148	$11,073,502

Cost and expenses
Cost of sales (exclusive of items shown separately below)	47,860,149	44,330,847	11,774,961
Other operating costs and expenses	—	—	96,690
Asset retirement obligation accretion	123,467	123,468	101,276
Depreciation and amortization	2,955,382	2,437,500	310,889
Selling, general and administrative	3,692,254	3,431,144	2,499,280
Total cost and expenses	54,631,252	50,322,959	14,783,096

Operating income (loss)	10,646,805	5,620,189	(3,709,594)

Interest and dividend income	1,998	1,237	100,343
Other income	512,693	489,317	121,492
Interest expense	(315,761)	(101,159)	(212)

Income (loss) before taxes	10,845,735	6,009,584	(3,487,971)

Income tax expense	642,299	743,307	—

Net income (loss)	$10,203,436	$5,266,277	$(3,487,971)

Basic and diluted earnings (loss) per share
Basic	$0.25	$0.13	$(0.09)
Diluted	$0.25	$0.13	$(0.09)

Weighted average common shares outstanding
Basic	40,082,467	39,905,327	39,072,394
Diluted	40,339,749	40,141,652	39,072,394

Ramaco Resources, Inc.

Consolidated Balance Sheets

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$5,911,310	$5,934,043
Short-term investments	—	5,199,861
Accounts receivable	28,265,692	7,165,487
Inventories	11,294,596	10,057,787
Prepaid expenses	2,870,297	1,104,437
Total current assets	48,341,895	29,461,615

Property, plant and equipment, net	136,574,558	115,450,841

Advanced coal royalties	2,785,748	2,867,369
Other assets	524,648	318,206
Total Assets	$188,226,849	$148,098,031

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$20,062,221	$19,532,531
Accrued expenses	8,824,787	2,821,422
Asset retirement obligations	512,997	70,616
Note payable, net	14,758,593	—
Other	361,918	—
Total current liabilities	44,520,516	22,424,569
Deferred tax liability	1,385,717
Asset retirement obligations	12,208,126	12,276,176
Total liabilities	58,114,359	34,700,745

Commitments and contingencies	—	—

Stockholders' Equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 260,000,000 shares authorized, 40,082,467 and 39,559,366 shares issued and outstanding, respectively	400,825	395,594
Additional paid-in capital	149,533,523	148,293,263
Accumulated deficit	(19,821,858)	(35,291,571)
Total stockholders' equity	130,112,490	113,397,286
Total Liabilities and Stockholders' Equity	$188,226,849	$148,098,031

Reconciliation of Non-GAAP Measure

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. The Company believes Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance.

We define Adjusted EBITDA as net income (loss) plus net interest expense, equity-based compensation, depreciation and amortization expenses and any transaction related costs. A reconciliation of income (loss) from continuing operations, net of income taxes to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Three months ended
	June 30, 2018	March 31, 2018	June 30, 2017
Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$10,203,436	$5,266,277	$(3,487,971)
Depreciation and amortization	2,955,382	2,437,500	310,889
Interest and dividend income, net	313,763	99,922	(100,131)
Income taxes	642,299	743,307	—
EBITDA	14,114,880	8,547,006	(3,277,213)
Equity-based compensation	694,686	550,805	—
Accretion of asset retirement obligation	123,467	123,468	101,276
Adjusted EBITDA	$14,933,033	$9,221,279	$(3,175,937)

	Six months ended
	June 30, 2018	June 30, 2017

Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$15,469,713	$(6,581,114)
Depreciation and amortization	5,392,882	467,016
Interest and dividend income, net	413,685	(193,952)
Income taxes	1,385,606	—
EBITDA	22,661,886	(6,308,050)
Equity-based compensation	1,245,491	2,145,333
Accretion of asset retirement obligation	246,935	202,553
Adjusted EBITDA	$24,154,312	$(3,960,164)

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenues less transportation costs, divided by tons sold. Non-GAAP cash cost per ton sold is calculated as cash cost of coal sales less transportation costs, divided by tons sold. We believe revenue per ton (FOB mine) and cash cost per ton provides useful information to investors as it enables investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs which are beyond our control. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial condition. Revenue per ton sold (FOB mine) and cash cost per ton are not measures of financial performance in accordance with U.S. GAAP and therefore should not be considered as an alternative to revenues and cost of sales under U.S. GAAP. The tables below show how we calculate Non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton

	Three Months Ended June 30, 2018			Three Months Ended March 31, 2018
	Company Produced	Purchased Coal	Total	Company Produced	Purchased Coal	Total

Revenues	$52,050,730	$13,227,327	$65,278,057	$42,958,746	$12,984,402	$55,943,148
Less: Adjustments to reconcile to Non-GAAP revenues (FOB mine)
Transportation costs	7,118,210	807,669	7,925,879	6,105,814	1,147,582	7,253,396
Non-GAAP revenues (FOB mine)	$44,932,520	$12,419,658	$57,352,178	$36,852,932	$11,836,820	$48,689,752
Tons sold	492,603	122,544	615,147	403,318	118,817	522,135
Revenues per ton sold (FOB mine)	$91.21	$101.35	$93.23	$91.37	$99.62	$93.25

	Six Months Ended June 30, 2018
	Company Produced	Purchased Coal	Total

Revenues	$95,009,476	$26,211,729	$121,221,205
Less: Adjustments to reconcile to Non-GAAP revenues (FOB mine)
Transportation costs	13,224,024	1,955,251	15,179,275
Non-GAAP revenues (FOB mine)	$81,785,452	$24,256,478	$106,041,930
Tons sold	895,921	241,361	1,137,282
Revenues per ton sold (FOB mine)	$91.29	$100.50	$93.24

Non-GAAP cash cost per ton

	Three Months Ended June 30, 2018			Three Months Ended March 31, 2018
Three Months Ended June 30, 2018	Company Produced	Purchased Coal	Total	Company Produced	Purchased Coal	Total

Cost of sales	$34,739,384	$13,120,765	$47,860,149	$32,434,959	$11,895,886	$44,330,845
Less: Adjustments to reconcile to Non-GAAP cash cost of coal sales
Transportation costs	7,360,223	867,874	8,228,097	6,361,282	1,221,399	7,582,681
Non-GAAP cash cost of coal sales	$27,379,161	$12,252,891	$39,632,052	$26,073,677	$10,674,487	$36,748,164
Tons sold	492,603	122,544	615,147	403,318	118,817	522,135
Cash cost per ton sold	$55.58	$99.99	$64.43	$64.65	$89.84	$70.38

	Six Months Ended June 30, 2018
Six Months Ended June 30, 2018	Company Produced	Purchased Coal	Total

Cost of sales	$67,174,343	$25,016,651	$92,190,994
Less: Adjustments to reconcile to Non-GAAP cash cost of coal sales
Transportation costs	13,721,505	2,089,273	15,810,778
Non-GAAP cash cost of coal sales	$53,452,838	$22,927,378	$76,380,216
Tons sold	895,921	241,361	1,137,282
Cash cost per ton sold	$59.66	$94.99	$67.16

# # #